Exhibit 99.1

PCB Bancorp Reports Earnings of $3.6 million for Q1 2020
Los Angeles, California - April 30, 2020 - PCB Bancorp (the “Company”) (NASDAQ: PCB), the holding company of Pacific City Bank (the “Bank”), today reported net income of $3.6 million, or $0.23 per diluted common share for the first quarter of 2020, compared with $4.2 million, or $0.26 per diluted common share, for the previous quarter and $6.6 million, or $0.40 per diluted common share, for the year-ago quarter.
Q1 2020 Financial Highlights

•	Net income totaled $3.6 million or $0.23 per diluted common share;

◦	The Company recorded a provision for loan losses of $2.9 million primarily due to an increase in the economic uncertainty due to the COVID-19 pandemic.

◦	Allowance for loan losses to total loans held-for-investment ratio was 1.15% at March 31, 2020 compared with 0.99% at December 31, 2019 and 0.98% at March 31, 2019.

•
Total assets were $1.80 billion at March 31, 2020, an increase of $53.6 million, or 3.1%, from $1.75 billion at December 31, 2019, and an increase of $82.2 million, or 4.8%, from $1.72 billion at March 31, 2019;

•
Loans held-for-investment, net of deferred costs (fees), were $1.45 billion at March 31, 2020, an increase of $207 thousand from $1.45 billion at December 31, 2019, and an increase of $107.9 million, or 8.0%, from $1.34 billion at March 31, 2019;

•
Total deposits were $1.48 billion at March 31, 2020, a decrease of $1.9 million, or 0.1%, from $1.48 billion at December 31, 2019, but an increase of $29.7 million, or 2.1%, from $1.45 billion at March 31, 2019;

•	The Company completed the publicly announced $6.5 million share repurchase program in March 2020 (repurchased and retired 428,474 shares of common stock since its commencement in January 2020);

•
The Company declared and paid a cash dividend of $0.10 per common share for the first quarter of 2020 compared with $0.08 per common share for the fourth quarter of 2019 and $0.05 per common share for the first quarter of 2019; and

•	As of April 24, 2020, the Company has extended 930 PPP loans totaling $104 million and provided payment deferrals to 461 loans with an aggregated balance of $347 million.
“Although our first quarter performance was impacted by the initial impact of the COVID-19 pandemic, I am very proud of the way our institution has responded to its challenges. We have decisively taken a number of steps to protect the safety of our employees and to support our customers,” commented Henry Kim, President and Chief Executive Officer. “We have enabled our staffs to work remotely, established social distancing procedures within our bank premises and branches for both employees and customers.”
Mr. Kim added, “We have been diligently helping our customers with loan deferrals and the SBA Paycheck Protection Program. We believe with the Bank’s substantial liquidity position, strong capital base with a common equity tier 1 risk-based capital of 15.3%, loan portfolio diversification, and conservative underwriting practices should enable us to proactively resolve the challenges related to the COVID-19 pandemic that we are likely to face in the coming quarters.”

Financial Highlights (Unaudited)

	Three Months Ended
($ in thousands, except per share data)	3/31/2020	12/31/2019	% Change	3/31/2019	% Change
Net income	$3,572	$4,158	(14.1)%	$6,564	(45.6)%
Diluted earnings per common share	$0.23	$0.26	(11.5)%	$0.40	(42.5)%

Net interest income	$16,566	$16,660	(0.6)%	$17,153	(3.4)%
Provision (reversal) for loan losses	2,896	4,030	(28.1)%	(85)	NM
Noninterest income	2,026	3,604	(43.8)%	2,409	(15.9)%
Noninterest expense	10,567	10,265	2.9%	10,289	2.7%

Return on average assets (1)	0.81%	0.96%		1.57%
Return on average shareholders’ equity (1), (2)	6.35%	7.25%		12.43%
Net interest margin (1)	3.85%	3.96%		4.22%
Efficiency ratio (3)	56.84%	50.66%		52.60%

($ in thousands, except per share data)	3/31/2020	12/31/2019	% Change	3/31/2019	% Change
Total assets	$1,799,937	$1,746,328	3.1%	$1,717,774	4.8%
Net loans held-for-investment	1,434,364	1,436,451	(0.1)%	1,330,035	7.8%
Total deposits	1,477,442	1,479,307	(0.1)%	1,447,758	2.1%
Book value per common share (2), (4)	$14.58	$14.44	1.0%	$13.57	7.4%
Tier 1 leverage ratio (consolidated)	12.57%	13.23%		12.83%
Total shareholders’ equity to total assets (2)	12.45%	12.99%		12.64%

(1)	Ratios are presented on an annualized basis.

(2)	The Company did not have any intangible equity components for the presented periods.

(3)	The ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.

(4)	The ratios are calculated by dividing total shareholders’ equity by the number of outstanding common shares.

Result of Operations (Unaudited)
Net Interest Income and Net Interest Margin
The following table presents the components of net interest income for the periods indicated:

	Three Months Ended
($ in thousands)	3/31/2020	12/31/2019	% Change	3/31/2019	% Change
Interest income/expense on:
Loans	$20,406	$20,888	(2.3)%	$20,934	(2.5)%
Investment securities	644	823	(21.7)%	1,093	(41.1)%
Other interest-earning assets	610	565	8.0%	925	(34.1)%
Total interest-earning assets	21,660	22,276	(2.8)%	22,952	(5.6)%
Interest-bearing deposits	4,992	5,514	(9.5)%	5,665	(11.9)%
Borrowings	102	102	—%	134	(23.9)%
Total interest-bearing liabilities	5,094	5,616	(9.3)%	5,799	(12.2)%
Net interest income	$16,566	$16,660	(0.6)%	$17,153	(3.4)%
Average balance of:
Loans	$1,454,727	$1,415,781	2.8%	$1,342,168	8.4%
Investment securities	118,502	146,454	(19.1)%	167,461	(29.2)%
Other interest-earning assets	158,793	108,919	45.8%	140,464	13.0%
Total interest-earning assets	$1,732,022	$1,671,154	3.6%	$1,650,093	5.0%
Interest-bearing deposits	$1,129,699	$1,097,957	2.9%	$1,115,648	1.3%
Borrowings	25,117	21,141	18.8%	30,074	(16.5)%
Total interest-bearing liabilities	$1,154,816	$1,119,098	3.2%	$1,145,722	0.8%
Annualized average yield/cost of:
Loans	5.64%	5.85%		6.33%
Investment securities	2.19%	2.23%		2.65%
Other interest-earning assets	1.55%	2.06%		2.67%
Total interest-earning assets	5.03%	5.29%		5.64%
Interest-bearing deposits	1.78%	1.99%		2.06%
Borrowings	1.63%	1.91%		1.81%
Total interest-bearing liabilities	1.77%	1.99%		2.05%
Net interest margin	3.85%	3.96%		4.22%
Supplementary information
Net accretion of discount (premium) on loans included in interest on loans	$1,028	$938	9.6%	$858	19.8%

Loans. The decreases in average yield for the current quarter compared with the previous and year-ago quarters were primarily due to the lower market rates. The Wall Street Journal prime rate decreased to 3.25% during the current quarter compared to 4.75% at December 31, 2019 and 5.50% at March 31, 2019.
The following table presents a composition of total loans by interest rate type accompanied with the weighted-average contractual rates as of the dates indicated:

	3/31/2020		12/31/2019		3/31/2019
	% to Total Loans	Weighted-Average Contractual Rate	% to Total Loans	Weighted-Average Contractual Rate	% to Total Loans	Weighted-Average Contractual Rate
Fixed rate loans	30.2%	5.19%	28.2%	5.29%	17.6%	5.33%
Hybrid rate loans	14.6%	5.01%	15.2%	5.03%	17.0%	5.00%
Variable rate loans	55.2%	4.41%	56.6%	5.51%	65.4%	6.29%

Investment Securities. The decrease in average yield for the current quarter compared with the previous quarter was primarily due to an increase in premium amortization from the higher prepayment trend in the current quarter, as well as sales of securities available-for-sale of $32.8 million with a weighted-average book yield of 3.02% during the previous quarter. The decrease compared with the year-ago quarter was primarily due to new investment securities purchased under the lower market rates during the past 12-month period and the sale of securities available-for-sale during the previous quarter. During the current quarter and past 12-month period, the Company purchased $7.5 million and $17.5 million of investment securities, respectively.
Other Interest-Earning Assets. The average yield on other interest-bearing assets is closely related to the changes in market rates, as the Company maintains most of its cash at the Federal Reserve Bank account. The decreases in average yield for the current quarter compared with the previous and year-ago quarters were primarily due to the lower market rates. The average balance for the current quarter increased primarily due to the Company’s strategic decision to increase its liquidity level by increasing Federal Home Loan Bank (“FHLB”) advances as a part of the Company’s liquidity management.
Interest-Bearing Deposits. The decreases in average cost for the current quarter compared with the previous and year-ago quarters were primarily due to the continuing decreases in market rates. See the balance change discussion during the current quarter in “Deposits” under the “Balance Sheet” discussion.
Borrowings. As discussed above, the Company borrowed additional fixed rate term advances of $60.0 million from FHLB, ranging from 6 months to 1 year with a weighted-average rate of 0.46% as a part of the Company’s liquidity management. At March 31, 2020, the Company had a total outstanding FHLB advances of $80.0 million with a weighted-average rate of 0.82%.
Provision (Reversal) for Loan Losses
Provision (reversal) for loan losses was $2.9 million for the current quarter compared with $4.0 million for the previous quarter and $(85) thousand for the year-ago quarter. Additional provision for loan losses for the current quarter was primarily due to an increase in the economic uncertainty due to the COVID-19 pandemic and net charge-offs of $602 thousand during the current quarter. Changes in international, national, regional, and local economic and business conditions and developments from the COVID-19 pandemic affected the potential collectability of the loan portfolio, including the condition of various market segments, and has resulted in an additional allowance for loan losses of $2.7 million. The Company recorded net charge-offs of $2.7 million for the previous quarter and net recoveries of $52 thousand for the year-ago quarter. Allowance for loan losses to total loans held-for-investment ratio was 1.15% at March 31, 2020, 0.99% at December 31, 2019, and 0.98% at March 31, 2019.
Noninterest Income
The following table presents the components of noninterest income for the periods indicated:

	Three Months Ended
($ in thousands)	3/31/2020	12/31/2019	% Change	3/31/2019	% Change
Gain on sale of loans	$725	$1,445	(49.8)%	$1,120	(35.3)%
Gain on sale of securities available-for-sale	—	786	(100.0)%	—	—%
Service charges and fees on deposits	390	407	(4.2)%	364	7.1%
Loan servicing income	554	652	(15.0)%	631	(12.2)%
Other income	357	314	13.7%	294	21.4%
Total noninterest income	$2,026	$3,604	(43.8)%	$2,409	(15.9)%

Gain on Sale of Loans. The following table presents information on gain on sale of loans for the periods indicated:

	Three Months Ended
($ in thousands)	3/31/2020	12/31/2019	% Change	3/31/2019	% Change
Gain on sale of SBA loans
Sold loan balance	$11,715	$27,072	(56.7)%	$21,183	(44.7)%
Premium received	1,056	2,067	(48.9)%	1,563	(32.4)%
Gain recognized	704	1,428	(50.7)%	1,104	(36.2)%
Gain on sale of residential property loans
Sold loan balance	$2,079	$2,636	(21.1)%	$2,396	(13.2)%
Gain recognized	21	17	23.5%	16	31.3%

The Company maintained SBA loans held-for-sale of $14.2 million at March 31, 2020 compared with $1.2 million at December 31, 2019 and $3.9 million at March 31, 2019.
Gain on Sale of Securities Available-For-Sale. The Company sold securities available-for-sale of $32.8 million during the previous quarter. The Company did not sell any securities available-for-sale during the current or year-ago quarters.
Loan Servicing Income. The Company services SBA loans and certain residential property loans that are sold to the secondary market. The decreases for the current quarter compared with the previous and year-ago quarters were primarily due to an increase in servicing asset amortization from a higher prepayment speed. The following table presents information on loan servicing income for the periods indicated.

	Three Months Ended
($ in thousands)	3/31/2020	12/31/2019	% Change	3/31/2019	% Change
Loan servicing income:
Servicing income received	$1,158	$1,159	(0.1)%	$1,147	1.0%
Servicing assets amortization	(604)	(507)	19.1%	(516)	17.1%
Loan servicing income	$554	$652	(15.0)%	$631	(12.2)%
Underlying loans at end of period	$478,748	$498,616	(4.0)%	$505,420	(5.3)%

Other Income. The increases for the current quarter compared with the previous and year-ago quarter were primarily due to a gain on disposal of premises and equipment of $31 thousand and an increase in loan related fee income.
Noninterest Expense
The following table presents the components of noninterest expense for the periods indicated:

	Three Months Ended
($ in thousands)	3/31/2020	12/31/2019	% Change	3/31/2019	% Change
Salaries and employee benefits	$6,551	$6,016	8.9%	$6,622	(1.1)%
Occupancy and equipment	1,380	1,417	(2.6)%	1,313	5.1%
Professional fees	797	622	28.1%	758	5.1%
Marketing and business promotion	179	501	(64.3)%	228	(21.5)%
Data processing	358	361	(0.8)%	318	12.6%
Director fees and expenses	221	189	16.9%	189	16.9%
Regulatory assessments	219	126	73.8%	116	88.8%
Other expenses	862	1,033	(16.6)%	745	15.7%
Total noninterest expense	$10,567	$10,265	2.9%	$10,289	2.7%

Salaries and Employee Benefits. The increase for the current quarter compared with the previous quarter was primarily due to a reversal of bonus accrual for the previous quarter, and increases in employee group insurance and vacation accrual for the current quarter. The decrease compared with the year-ago quarter was primarily due to a decrease in bonus accrual for the current quarter, partially offset by overall increases in salaries and other employee benefits from the hiring of new experienced employees with higher salaries in order to enhance the controls and processes on Bank Secrecy Act and Anti-Money Laundering (“BSA/AML”) compliance.
Professional Fees. The increases for the current quarter compared with the previous and year-ago quarters were primarily due to increases in audit fees, partially offset by decreases in expenses related to the BSA/AML compliance enhancements.
Marketing and business promotion. The decreases for the current quarter compared with the previous and year-ago quarters were primarily due to decreases in advertisement and business development activities from the COVID-19 pandemic.
Director Fees and Expenses. The increases for the current quarter compared with the previous and year-ago quarters were primarily due to a severance payment of $45 thousand to a former director who passed away during the current quarter.
Regulatory Assessments. The increase for the current quarter compared with the previous quarter was primarily due to a small bank assessment credit from FDIC for the previous quarter. The increase compared with the year-ago quarter was primarily due to an increase in assessment rate from the BSA/AML compliance consent order.
Other Expenses. The decrease in the current quarter compared with the previous quarter was primarily due to decreases in provision for unfunded loan commitments and office expenses. The increase compared with the year-ago quarter was primarily due to increases in other loan related legal and office expenses.

Balance Sheet (Unaudited)
Loans
The following table presents a composition of total loans (includes both loans held-for-sale and loans held-for-investment, net of deferred costs (fees)) as of the dates indicated:

($ in thousands)	3/31/2020	12/31/2019	% Change	3/31/2019	% Change
Real estate loans:
Commercial property	$812,484	$803,014	1.2%	$715,488	13.6%
Residential property	227,492	235,046	(3.2)%	237,115	(4.1)%
SBA property	125,322	129,837	(3.5)%	124,751	0.5%
Construction	19,178	19,164	0.1%	19,983	(4.0)%
Commercial and industrial loans:
Commercial term	101,943	103,380	(1.4)%	103,866	(1.9)%
Commercial lines of credit	116,873	111,768	4.6%	91,068	28.3%
SBA commercial term	24,745	25,332	(2.3)%	26,347	(6.1)%
Other consumer loans	23,001	23,290	(1.2)%	24,554	(6.3)%
Loans held-for-investment	1,451,038	1,450,831	—%	1,343,172	8.0%
Loans held-for-sale	16,191	1,975	719.8%	3,915	313.6%
Total loans	$1,467,229	$1,452,806	1.0%	$1,347,087	8.9%

The increase in loans held-for-investment for the current quarter was primarily due to new funding of $63.9 million and advances on lines of credit of $37.7 million, partially offset by pay-downs and pay-offs of $99.2 million.
The increase in loans held-for-sale for the current quarter was primarily due to new funding of $26.7 million, partially offset by sales of $13.8 million.
The following table presents a composition of commitments to extend credit as of the dates indicated:

($ in thousands)	3/31/2020	12/31/2019	% Change	3/31/2019	% Change
Real estate loans:
Commercial property	$14,393	$15,836	(9.1)%	$14,483	(0.6)%
Residential property	—	—	—%	3	(100.0)%
SBA property	421	1,405	(70.0)%	2,179	(80.7)%
Construction	17,761	11,557	53.7%	9,720	82.7%
Commercial and industrial loans:
Commercial term	1,034	1,243	(16.8)%	5,405	(80.9)%
Commercial lines of credit	143,228	140,690	1.8%	107,868	32.8%
SBA commercial term	912	762	19.7%	337	170.6%
Other consumer loans	38	115	(67.0)%	17	123.5%
Total commitments to extend credit	$177,787	$171,608	3.6%	$140,012	27.0%

SBA Paycheck Protection Program
Since the launch of Paycheck Protection Program (“PPP”), the Company has extended 930 PPP loans totaling $104 million as of April 24, 2020 under the initial funding of the PPP. With the additional funding just announced and the SBA accepting additional applications as of April 27, 2020, the Company will continue to accept additional applications as long as funding remains available.

Credit Quality
The following table presents compositions of non-performing loans and non-performing assets as of the dates indicated:

($ in thousands)	3/31/2020	12/31/2019	% Change	3/31/2019	% Change
Nonaccrual loans:
Real estate loans:
SBA property	$1,461	$442	230.5%	1,011	44.5%
Commercial and industrial loans:
Commercial lines of credit	2,182	1,888	15.6%	—	—%
SBA commercial term	430	159	170.4%	186	131.2%
Consumer loans	10	48	(79.2)%	74	(86.5)%
Total nonaccrual loans held-for-investment	4,083	2,537	60.9%	1,271	221.2%
Loans past due 90 days or more and still accruing	—	287	(100.0)%	—	—%
Non-performing loans (“NPLs”)	4,083	2,824	44.6%	1,271	221.2%
Other real estate owned (“OREO”)	376	—	—%	395	(4.8)%
Non-performing assets (“NPAs”)	$4,459	$2,824	57.9%	$1,666	167.6%
Loans past due and still accruing:
Loans past due 30 to 59 days and still accruing	$1,584	$893	77.4%	$950	66.7%
Loans past due 60 to 89 days and still accruing	46	925	(95.0)%	12	283.3%
Loans past due 90 days or more and still accruing	—	287	(100.0)%	—	—%
Total loans past due and still accruing	$1,630	$2,105	(22.6)%	$962	69.4%
Troubled debt restructurings (“TDRs”):
Accruing TDRs	$679	$700	(3.0)%	$412	64.8%
Nonaccrual TDRs	145	121	19.8%	127	14.2%
Total TDRs	$824	$821	0.4%	$539	52.9%
NPLs to loans held-for-investment	0.28%	0.19%		0.09%
NPAs to total assets	0.25%	0.16%		0.10%

The increase in nonaccrual loans held-for-investment for the current quarter was primarily due to 8 loans placed on nonaccrual status with an aggregated carrying value of $1.7 million during the current quarter.
Classified Assets
Classified loans were $6.5 million at March 31, 2020, a decrease of $2.3 million, or 26.4%, from $8.9 million at December 31, 2019 and a decrease of $530 thousand, or 7.5%, from $7.0 million at March 31, 2019.
Classified assets, which consist of classified loans and OREO, and the classified assets to total assets ratios were $6.9 million and 0.38%, respectively, at March 31, 2020, $8.9 million and 0.51%, respectively, at December 31, 2019, and $7.4 million and 0.43%, respectively, at March 31, 2019.
Loan Segmentation by Business Type That May Experience More Direct Impact from the COVID-19 Pandemic
As the COVID-19 pandemic has begun to impact all aspects of the economy, the Company has identified the following loan segments that may experience a more direct impact from it:

	3/31/2020
($ in thousands)	Commercial Real Estate	Commercial and Industrial	Total
Retail trade	$116,398	$34,736	$151,134
Accommodation	66,942	19	66,961
Restaurants	11,824	36,419	48,243
Nursing care	4,687	2,444	7,131
Travel	—	2,893	2,893
Total	$199,851	$76,511	$276,362

Accommodations Related to Loan Modification from the Effects of the COVID-19 Pandemic
On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted and provided financial institutions the option to temporarily suspend certain requirements under U.S. generally accepted accounting principles (“GAAP”) related to TDRs for a limited period of time to account for the effect of the COVID-19 pandemic. Under the CARES Act, short-term modifications made on a good faith basis in response to the COVID-19 pandemic to borrowers whose loan status were current prior to any relief are not TDRs.
As such, these loans would not be considered restructured for the purpose of risk-based capital rules, nor would they be reported as past due or nonaccrual during the period of the deferral for those loans. The following table presents a summary of loans with short-term modifications through payment deferrals in response to the COVID-19 pandemic as of April 24, 2020:

	4/24/2020
($ in thousands)	Number of Loans	Unpaid Principal Balance
Commercial real estate loans	146	$264,705
Residential real estate loans	89	31,516
Commercial and industrial loans	174	50,272
Other consumer loans	52	766
Total	461	$347,259

Investment Securities
Total investment securities were $118.3 million at March 31, 2020, an increase of $559 thousand, or 0.5%, from $117.7 million at December 31, 2019 and a decrease of $49.4 million, or 29.5%, from $167.7 million at March 31, 2019.
The increase for the current quarter was primarily due to purchases of $7.5 million and an increase in fair value of securities available-for-sale of $1.3 million, partially offset by principal pay-downs and calls of $8.1 million and net premium amortization of $189 thousand.
Deposits
The following table presents deposit mix as of the dates indicated:

	3/31/2020		12/31/2019		3/31/2019
($ in thousands)	Amount	% to Total	Amount	% to Total	Amount	% to Total
Noninterest-bearing demand deposits	$394,084	26.7%	$360,039	24.3%	$330,645	22.8%
Interest-bearing deposits:
NOW	18,608	1.3%	17,673	1.2%	13,045	0.9%
Money market accounts	338,850	22.9%	307,980	20.8%	272,085	18.8%
Savings	6,569	0.4%	6,492	0.4%	9,510	0.7%
Time deposits of $250,000 or less	367,855	24.9%	405,004	27.5%	455,270	31.4%
Time deposits of more than $250,000	176,970	12.0%	199,726	13.5%	209,693	14.5%
State and brokered deposits	174,506	11.8%	182,393	12.3%	157,510	10.9%
Total interest-bearing deposits	1,083,358	73.3%	1,119,268	75.7%	1,117,113	77.2%
Total deposits	$1,477,442	100.0%	$1,479,307	100.0%	$1,447,758	100.0%

The decrease for the current quarter was primarily due to a decrease in time deposits, partially offset by increases in noninterest-bearing demand and other interest-bearing deposits. The decrease in time deposits for the current quarter was primarily due to matured and closed accounts of $334.0 million, partially offset by new accounts of $59.2 million and renewals of the matured accounts of $222.9 million.
The Company also began utilizing brokered money market accounts in order to diversify its funding source during the third quarter of 2019 and had a total outstanding balance of $10.0 million and $30.0 million, respectively, at March 31, 2020 and December 31, 2019.

Liquidity
The following table presents a summary of the Company’s liquidity position as of March 31, 2020:

($ in thousands)	3/31/2020
Cash and cash equivalents	$188,919
Cash and cash equivalents to total assets	10.5%

Available borrowing capacity:
FHLB advances	$356,576
Federal Reserve Discount Window	39,427
Overnight federal funds lines	35,000
Total	$431,003
Total available borrowing capacity to total assets	23.9%

Shareholders’ Equity
Shareholders’ equity was $224.1 million at March 31, 2020, a decrease of $2.7 million, or 1.2%, from $226.8 million at December 31, 2019, but an increase of $6.9 million, or 3.2%, from $217.2 million at March 31, 2019. The decrease for the current quarter was primarily due to repurchases of common stock and cash dividends paid on common stock, partially offset by net income for the current quarter and an increase in accumulated other comprehensive income (loss).
On November 22, 2019, the Company’s Board of Directors approved a new $6.5 million stock repurchase program to commence upon the opening of the Company’s trading window for the first quarter of 2020 and continue through November 20, 2021. The Company completed this program in March 2020 and had repurchased and retired 428,474 shares.
Capital Ratios
Based on changes to the Federal Reserve’s definition of a “Small Bank Holding Company” that increased the threshold to $3 billion in assets in August 2018, the Company is not currently subject to separate minimum capital measurements. At such time as the Company reaches the $3 billion asset level, it will again be subject to capital measurements independent of the Bank. For comparison purposes, the Company’s ratios are included in following discussion. The following table presents capital ratios for the Company and the Bank as of dates indicated:

	3/31/2020	12/31/2019	3/31/2019
PCB Bancorp
Common tier 1 capital (to risk-weighted assets)	15.53%	15.87%	16.52%
Total capital (to risk-weighted assets)	16.71%	16.90%	17.53%
Tier 1 capital (to risk-weighted assets)	15.53%	15.87%	16.52%
Tier 1 capital (to average assets)	12.57%	13.23%	12.83%
Pacific City Bank
Common tier 1 capital (to risk-weighted assets)	15.28%	15.68%	16.41%
Total capital (to risk-weighted assets)	16.47%	16.71%	17.42%
Tier 1 capital (to risk-weighted assets)	15.28%	15.68%	16.41%
Tier 1 capital (to average assets)	12.37%	13.06%	12.74%

About PCB Bancorp
PCB Bancorp, formerly known as Pacific City Financial Corporation, is the bank holding company for Pacific City Bank, a California state chartered bank, offering a full suite of commercial banking services to small to medium-sized businesses, individuals and professionals, primarily in Southern California, and predominantly in Korean-American and other minority communities.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as ‘‘may,’’ “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. We caution that the forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control, including but not limited to the economic uncertainty caused by the COVID-19 pandemic, and government and societal responses thereto. These and other important factors are detailed in various securities law filings made periodically by the Company, copies of which are available from the Company without charge. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements. Any forward-looking statements presented herein are made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as required by law.
Contact:
Timothy Chang
Executive Vice President & Chief Financial Officer
213-210-2000

PCB Bancorp and Subsidiary
Consolidated Balance Sheets (Unaudited)
($ in thousands, except share and per share data)

	3/31/2020	12/31/2019	% Change	3/31/2019	% Change
Assets
Cash and due from banks	$14,880	$17,808	(16.4)%	$22,106	(32.7)%
Interest-bearing deposits in financial institutions	174,039	128,420	35.5%	151,481	14.9%
Total cash and cash equivalents	188,919	146,228	29.2%	173,587	8.8%
Securities available-for-sale, at fair value	98,568	97,566	1.0%	144,353	(31.7)%
Securities held-to-maturity	19,711	20,154	(2.2)%	23,311	(15.4)%
Total investment securities	118,279	117,720	0.5%	167,664	(29.5)%
Loans held-for-sale	16,191	1,975	719.8%	3,915	313.6%
Loans held-for-investment, net of deferred loan costs (fees)	1,451,038	1,450,831	—%	1,343,172	8.0%
Allowance for loan losses	(16,674)	(14,380)	16.0%	(13,137)	26.9%
Net loans held-for-investment	1,434,364	1,436,451	(0.1)%	1,330,035	7.8%
Premises and equipment, net	4,797	3,760	27.6%	4,259	12.6%
Federal Home Loan Bank and other bank stock	8,345	8,345	—%	7,433	12.3%
Other real estate owned, net	376	—	—%	395	(4.8)%
Deferred tax assets, net	5,140	5,288	(2.8)%	3,251	58.1%
Servicing assets	6,358	6,798	(6.5)%	7,485	(15.1)%
Operating lease assets	8,393	8,991	(6.7)%	9,132	(8.1)%
Accrued interest receivable and other assets	8,775	10,772	(18.5)%	10,618	(17.4)%
Total assets	$1,799,937	$1,746,328	3.1%	$1,717,774	4.8%
Liabilities
Deposits:
Noninterest-bearing demand	$394,084	$360,039	9.5%	$330,645	19.2%
Savings, NOW and money market accounts	374,033	362,179	3.3%	294,650	26.9%
Time deposits of $250,000 or less	442,355	467,363	(5.4)%	492,770	(10.2)%
Time deposits of more than $250,000	266,970	289,726	(7.9)%	329,693	(19.0)%
Total deposits	1,477,442	1,479,307	(0.1)%	1,447,758	2.1%
Federal Home Loan Bank advances	80,000	20,000	300.0%	30,000	166.7%
Operating lease liabilities	9,349	9,990	(6.4)%	10,133	(7.7)%
Accrued interest payable and other liabilities	9,021	10,197	(11.5)%	12,672	(28.8)%
Total liabilities	1,575,812	1,519,494	3.7%	1,500,563	5.0%
Commitments and contingent liabilities
Shareholders’ equity
Common stock, no par value	163,532	169,221	(3.4)%	174,743	(6.4)%
Retained earnings	59,702	57,670	3.5%	43,288	37.9%
Accumulated other comprehensive income (loss), net	891	(57)	NM	(820)	NM
Total shareholders’ equity	224,125	226,834	(1.2)%	217,211	3.2%
Total liabilities and shareholders’ equity	$1,799,937	$1,746,328	3.1%	$1,717,774	4.8%

Outstanding common shares	15,370,086	15,707,016		16,011,151
Book value per common share (1)	$14.58	$14.44		$13.57
Total loan to total deposit ratio	99.31%	98.21%		93.05%
Noninterest-bearing deposits to total deposits	26.67%	24.34%		22.84%

(1)	The ratios are calculated by dividing total shareholders’ equity by the number of outstanding common shares. The Company did not have any intangible equity components for the presented periods.

PCB Bancorp and Subsidiary
Consolidated Statements of Income (Unaudited)
($ in thousands, except share and per share data)

	Three Months Ended
	3/31/2020	12/31/2019	% Change	3/31/2019	% Change
Interest income:
Interest and fees on loans	$20,406	$20,888	(2.3)%	$20,934	(2.5)%
Interest on investment securities	644	823	(21.7)%	1,093	(41.1)%
Interest and dividend on other interest-earning assets	610	565	8.0%	925	(34.1)%
Total interest income	21,660	22,276	(2.8)%	22,952	(5.6)%
Interest expense:
Interest on deposits	4,992	5,514	(9.5)%	5,665	(11.9)%
Interest on other borrowings	102	102	—%	134	(23.9)%
Total interest expense	5,094	5,616	(9.3)%	5,799	(12.2)%
Net interest income	16,566	16,660	(0.6)%	17,153	(3.4)%
Provision (reversal) for loan losses	2,896	4,030	(28.1)%	(85)	NM
Net interest income after provision (reversal) for loan losses	13,670	12,630	8.2%	17,238	(20.7)%
Noninterest income:
Gain on sale of loans	725	1,445	(49.8)%	1,120	(35.3)%
Gain on sale of securities available-for-sale	—	786	(100.0)%	—	—%
Service charges and fees on deposits	390	407	(4.2)%	364	7.1%
Servicing income	554	652	(15.0)%	631	(12.2)%
Other income	357	314	13.7%	294	21.4%
Total noninterest income	2,026	3,604	(43.8)%	2,409	(15.9)%
Noninterest expense:
Salaries and employee benefits	6,551	6,016	8.9%	6,622	(1.1)%
Occupancy and equipment	1,380	1,417	(2.6)%	1,313	5.1%
Professional fees	797	622	28.1%	758	5.1%
Marketing and business promotion	179	501	(64.3)%	228	(21.5)%
Data processing	358	361	(0.8)%	318	12.6%
Director fees and expenses	221	189	16.9%	189	16.9%
Regulatory assessments	219	126	73.8%	116	88.8%
Other expenses	862	1,033	(16.6)%	745	15.7%
Total noninterest expense	10,567	10,265	2.9%	10,289	2.7%
Income before income taxes	5,129	5,969	(14.1)%	9,358	(45.2)%
Income tax expense	1,557	1,811	(14.0)%	2,794	(44.3)%
Net income	$3,572	$4,158	(14.1)%	$6,564	(45.6)%
Earnings per common share
Basic	$0.23	$0.26		$0.41
Diluted	$0.23	$0.26		$0.40
Average common shares outstanding
Basic	15,505,699	15,665,010		15,999,464
Diluted	15,700,144	15,948,793		16,271,269
Dividend paid per common share	$0.10	$0.08		$0.05
Return on average assets (1)	0.81%	0.96%		1.57%
Return on average shareholders’ equity (1), (2)	6.35%	7.25%		12.43%
Efficiency ratio (3)	56.84%	50.66%		52.60%

(1)	Ratios are presented on an annualized basis.

(2)	The Company did not have any intangible equity components for the presented periods.

(3)	The ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.

PCB Bancorp and Subsidiary
Average Balance, Average Yield, and Average Rate (Unaudited)
($ in thousands)

	Three Months Ended
	3/31/2020			12/31/2019			3/31/2019
	Average Balance	Interest Income/ Expense	Avg. Yield/Rate	Average Balance	Interest Income/ Expense	Avg. Yield/Rate	Average Balance	Interest Income/ Expense	Avg. Yield/Rate
Assets
Interest-earning assets:
Total loans (1)	$1,454,727	$20,406	5.64%	$1,415,781	$20,888	5.85%	$1,342,168	$20,934	6.33%
Mortgage-backed securities	57,503	329	2.30%	75,121	452	2.39%	84,523	549	2.63%
Collateralized mortgage obligation	41,408	198	1.92%	47,032	216	1.82%	54,908	358	2.64%
SBA loan pool securities	13,872	79	2.29%	18,572	116	2.48%	22,142	147	2.69%
Municipal bonds (2)	5,719	38	2.67%	5,729	39	2.70%	5,888	39	2.69%
Other interest-earning assets	158,793	610	1.55%	108,919	565	2.06%	140,464	925	2.67%
Total interest-earning assets	1,732,022	21,660	5.03%	1,671,154	22,276	5.29%	1,650,093	22,952	5.64%
Noninterest-earning assets:
Cash and cash equivalents	18,850			18,507			18,678
Allowance for loan losses	(14,399)			(13,232)			(13,118)
Other assets	34,312			33,941			34,696
Total noninterest-earning assets	38,763			39,216			40,256
Total assets	$1,770,785			$1,710,370			$1,690,349
Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Deposits:
NOW and money market accounts	$364,604	1,119	1.23%	$349,282	1,259	1.43%	$293,245	1,132	1.57%
Savings	6,614	3	0.18%	7,227	4	0.22%	8,469	8	0.38%
Time deposits	758,481	3,870	2.05%	741,448	4,251	2.27%	813,934	4,525	2.25%
Total interest-bearing deposits	1,129,699	4,992	1.78%	1,097,957	5,514	1.99%	1,115,648	5,665	2.06%
Federal Home Loan Bank advances	25,117	102	1.63%	21,141	102	1.91%	30,074	134	1.81%
Total interest-bearing liabilities	1,154,816	5,094	1.77%	1,119,098	5,616	1.99%	1,145,722	5,799	2.05%
Noninterest-bearing liabilities
Noninterest-bearing demand	369,518			341,683			308,071
Other liabilities	20,365			22,117			22,322
Total noninterest-bearing liabilities	389,883			363,800			330,393
Total liabilities	1,544,699			1,482,898			1,476,115
Total shareholders’ equity	226,086			227,472			214,234
Total liabilities and shareholders’ equity	$1,770,785			$1,710,370			$1,690,349
Net interest income		$16,566			$16,660			$17,153
Net interest spread (3)			3.26%			3.30%			3.59%
Net interest margin (4)			3.85%			3.96%			4.22%
Total deposits	$1,499,217	$4,992	1.34%	$1,439,640	$5,514	1.52%	$1,423,719	$5,665	1.61%
Total funding (5)	$1,524,334	$5,094	1.34%	$1,460,781	$5,616	1.53%	$1,453,793	$5,799	1.62%

(1)	Total loans include both loans held-for-sale and loans held-for-investment, net of deferred loan costs (fees).

(2)	The yield on municipal bonds has not been computed on a tax-equivalent basis.

(3)	Net interest spread is calculated by subtracting average rate on interest-bearing liabilities from average yield on interest-earning assets.

(4)	Net interest margin is calculated by dividing annualized net interest income by average interest-earning assets.

(5)
Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.